UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/29/2010

INNOSPEC INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-13879

Delaware	98-0181725
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8375 South Willow Street, Littleton, Colorado, 80124
(Address of principal executive offices, including zip code)

011 44 151 355 3611
(Registrant’s telephone number, including area code)

Innospec Manufacturing Park, Oil Sites Road, Ellesmere Port, Cheshire, England, CH65 4EY
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(e): Compensatory Arrangements of Certain Officers

The Board of Directors of Innospec Inc. has considered and approved certain one-time bonus awards that are designed to promote retention of key senior management.   The awards recognize management's important role in the future continued growth of the Company, including in Active Chemicals, and expansion in Latin America, Russia and other key international markets.    The awards also recognize management's efforts, commitment and performance during some particularly testing recent periods for the Company in challenging economic conditions that included certain ongoing government investigations that have been resolved. In making its determinations, the Board also gave appropriate consideration to the Company's results for the third quarter of 2010 which showed significant improvement compared to the same quarter in 2009.

The retention bonuses are subject to certain conditions, including the following: one third of the net bonus amount received after tax must be re-invested by the recipient in the ordinary shares of the Company; such purchased stock must be held for a minimum of one year; and, if the recipient voluntarily terminates his employment with the Company anytime within two years of receipt of the bonus, the Company reserves the right to demand repayment of the entire bonus amount.

The bonuses generally range between $50,000 before tax to $225,000 before tax except that the amounts for Patrick Williams, the Chief Executive Officer, and Ian Cleminson, the Chief Financial Officer, are $300,000 and $250,000, respectively. The amounts for the Company's other named executive officers are $225,000 for Phil Boon, $225,000 for Brian Watt and $175,000 for Ian McRobbie. The aggregate amount of the bonuses is approximately $2 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOSPEC INC.

Date: November 29, 2010	By:	/s/ Andrew Hartley
Andrew Hartley
Vice President and General Counsel